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                                              Exhibit (24)b
                                              AT&T Form 10-K




     Mr. Williams, Chairman of the Finance Committee, reported that the Finance Committee had met earlier in the day. He reported that it reviewed matters relating to the proposed filing by the Company of its Annual Report on Form 10-K for 1993 with the Securities and Exchange Commission and had voted to recommend for approval by the Board of Directors the resolution appearing below. He stated that the Form 10-K must be filed on or before March 31, 1994. Mr. Williams noted that Securities and Exchange Commission regulations require that the Form 10-K be signed by certain officers of the Company and by at least a majority of the members of the Company's Board of Directors. He also noted that each of the Board members had been given a power of attorney to appoint certain officers of the Company as his or her attorneys-in-fact to execute the Form 10-K on behalf of the Director.

     Whereupon, on motion, it was

     RESOLVED: that the form of the Company's Annual Report on Form 10-K for the year ended December 31, 1993, submitted to the meeting, is approved, and each of the officers and directors of the Company signing the Form 10-K is authorized to execute such report, personally or by attorney-in-fact, in the name of and on behalf of the Company, and to file such report with the Securities and Exchange Commission, with such changes therein as the officers and directors signing such report shall approve, such approval to be conclusively evidenced by the signing thereof, and to cause to be filed any amendments or supplements to the foregoing, and to do all other acts and things, and to execute, personally or by attorney-in-fact, any and all other documents necessary or advisable in connection therewith.